Exhibit 10.1

PROMISSORY NOTE

THIS PROMISSORY NOTE is made as of the 15th day of June 2006 at 2601 Annand Dr., Suite #16, Wilmington, Delaware 19808.

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of Universal Capital Management, Inc. (“Payee”) the principal sum of Eight Hundred Thousand Dollars ($800,000) in lawful money of the United States of America (or as provided otherwise in this Promissory Note) with interest calculated on the balance remaining unpaid from time to time at the rate of Four and 8/10 percent (4.8%) per annum.

Except as provided otherwise in this Promissory Note, (a) repayment shall be made in eleven (11) equal monthly installments of Seventy Two Thousand Dollars ($72,000) each, payable on the fifteenth day of each calendar month; (b) the first such payment shall be made on the fifteenth day of July, 2006; and (c) if not sooner paid in accordance with the terms hereof, all remaining principal and interest shall become due and payable on the first anniversary hereof.

Maker may repay the principal hereof, in whole or in part, along with any interest thereon, upon Maker’s delivery to Payee of shares of common stock of Payee owned by Maker. Any shares delivered to Payee by Maker pursuant to the preceding sentence shall be valued at Fair Market Value (as defined in the Payee’s 2006 Equity Incentive Plan) on the date of Maker’s election to repay this Promissory Note, so long as such shares are delivered by Maker to Payee within five business days of such election.

Maker may prepay the principal hereof in whole or in part at any time and from time to time without penalty or premium; provided, however, that partial prepayments of principal shall be applied to the monthly installments due pursuant hereto in the inverse order of maturity.

The obligations of this Promissory Note are fully secured by a Security Agreement entered into on the date hereof between the Maker and the Payee on terms satisfactory to Payee in accordance with the terms therein.

Maker hereby irrevocably waives presentment, protest, notice of protest, and dishonor. If any installment of principal or interest is not paid within fifteen (15) days of the date when due, the holder hereof, at his option, may declare all remaining installments of principal immediately due and payable and proceed to collect the same at once.

Witness:

/s/ Cheryl Rummings	/s/ David M. Bovi
Cheryl Rummings	David M. Bovi, Maker